[Letterhead of Gray, Plant, Mooty, Mooty & Bennett, P.A.]

                                                                     EXHIBIT 5.1


                                                            SCOTT A. HENDRICKSON
                                                            612 343-3923

                               September 28, 1998

Infinite Graphics Incorporated
4611 East Lake Street
Minneapolis, MN 55406

         RE: FORM S-2 REGISTRATION STATEMENT

Ladies/Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended, of 350,000 issued and outstanding shares of common stock (the "Shares"), of Infinite Graphics Incorporated (the "Company") to be sold by Robert J. Fink (the "Shares").

         We have acted as counsel to the Company in connection with the preparation of the Form S-2 Registration Statement (the "Registration Statement"). We have examined the Articles of Incorporation, as amended, the Bylaws of the Company, such records of proceedings of the Company as we deemed material and such other certificates, records and documents as we considered necessary for the purposes of this opinion.

         Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable securities of the Company. We understand that this opinion is to be issued in connection with the Registration Statement. We consent to a filing of a copy of this opinion with the Registration Statement.

                                            Very truly yours,

                                            GRAY, PLANT, MOOTY,
                                               MOOTY & BENNETT, P.A.



                                            By  /s/ Scott A. Hendrickson
                                                ------------------------------
                                                Scott A. Hendrickson